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                                                      COMMISSION FILE NO. 30-203





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                 AMENDMENT NO. 1
                                       TO

                                    FORM U5S

                                  ANNUAL REPORT


                               FOR THE YEAR ENDED
                                DECEMBER 31, 1997






        FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                       BY


                        CONSOLIDATED NATURAL GAS COMPANY
            CNG TOWER, 625 LIBERTY AVENUE, PITTSBURGH, PA 15222-3199


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CONSOLIDATED NATURAL GAS COMPANY

AMENDMENT NO. 1
FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 1997



This Amendment No. 1 to Consolidated Natural Gas Company's (the Company) Form U5S Annual Report for the year ended December 31, 1997, is being filed in connection with the following:

1. The Company inadvertently omitted two investments under "ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES" of its 1997 Form U5S. Accordingly, the table under such item is amended by adding thereto the following:

                    Number of                                Aggregate
Name of Owner        Persons       Business of Persons      Investments
-------------        -------       -------------------      -----------

CNG Products          One          Gas industry sponsored    $250,000
and Services                       financing of appliances

CNG                   One          Limited partnership       $875,000
                                   promoting economic
                                   development of the City
                                   of Pittsburgh

2. The consolidated financial statements of Buenos Aires Energy Company, S.A. for the non-annual fiscal period commenced February 20, 1997 and ended December 31, 1997, are included as part of Exhibit I. (2) (Exhibit 99.9.4 for EDGAR purposes) to the Form U5S. These financial statements are being filed as an amendment because they were not available as of April 30, 1998, the date of filing of the Company's 1997 Form U5S.











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                                    SIGNATURE





The registrant has duly caused this amendment to its annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.




                                              CONSOLIDATED NATURAL GAS COMPANY
                                              --------------------------------
                                                       (Registrant)





                                    By                  D. M. WESTFALL
                                              --------------------------------
                                                       (D. M. Westfall)
                                                    Senior Vice President,
                                                    Non-Regulated Business
                                                  and Chief Financial Officer





May 13, 1998





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